Exhibit 99

 FOR IMMEDIATE RELEASE

Smyth Named Chief Accounting Officer of 3M

ST. PAUL, Minn. - Feb. 17, 2005 - 3M today announced that Margaret M. Smyth has been appointed vice president and chief accounting officer of 3M, effective April 12. In this newly created position, Smyth will be responsible for leading and managing the financial reporting efforts globally for 3M.

“We’re excited to have Peggy join the 3M team,” said Pat Campbell, senior vice president and chief financial officer. “She is well-qualified to provide the leadership and vision to ensure the continued integrity of all 3M external financial reporting, and to lead the design and implementation of policies that promote global financial standards of high ethics and integrity.”

Smyth, 41, currently is a senior partner in the accounting firm of Deloitte & Touche, LLP, where she manages the northeast United States portion of the firm’s global technology, media and telecommunications practice. Prior to joining Deloitte in 2002, she was an assurance partner in charge of Arthur Andersen’s North American technology, media and communications assurance practice. Smyth holds a B.A. degree (summa cum laude) in economics from Fordham University and an M.S. degree (summa cum laude) in accounting from New York University.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets, including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial; and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Contact:

Jackie Berry, 3M

(651) 733-3611

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000